CONTACT:	Investor Relations 404-715-2170 Corporate Communications 404-715-2554, media@delta.com

Delta Air Lines Announces March Quarter Profit

ATLANTA, Apr. 23, 2014 – Delta Air Lines (NYSE:DAL) today reported financial results for the March 2014 quarter. Key points include:

•	Delta’s pre-tax income for the March 2014 quarter was $444 million, excluding special items[1], an increase of $363 million over the March 2013 quarter on a similar basis.

•	Delta’s net income for the March 2014 quarter was $281 million, or $0.33 per diluted share, excluding special items[1]. This is $196 million higher year over year despite $163 million of non-cash tax expense now recognized after the reversal of the company’s valuation allowance.

•	On a GAAP basis including special items, Delta’s pre-tax income was $335 million and net income was $213 million, or $0.25 per diluted share.

•	Delta cancelled more than 17,000 flights due to severe weather in January and February, double the number of flights cancelled for weather in 2013. These cancellations resulted in $90 million of lost revenue and $55 million lower pre-tax income.

•	Results include $99 million in profit sharing expense in recognition of Delta employees’ contributions toward achieving the company’s financial goals.

•	Delta generated $951 million of operating cash flow and $390 million of free cash flow in the March 2014 quarter. This strong cash generation allowed the company to reduce its adjusted net debt to $9.1 billion, contribute more than $600 million of funding to its defined benefit pension plans, and return $176 million to shareholders through dividends and share repurchases.

“The March quarter's record results in the face of unprecedented weather show the strength and resilience of Delta. By delivering the industry's best customer service, operational reliability and financial performance, Delta people continue to show that they are the very best in the business,” said Richard Anderson, Delta’s chief executive officer. "Our work is not finished, and there is great opportunity ahead as we expect the June quarter to produce 14% - 16% operating margins. We are transforming Delta into a high-quality S&P 500 company that consistently delivers strong earnings growth and shareholder returns.”

1

Revenue Environment

Delta’s operating revenue improved 5 percent, or $416 million, in the March 2014 quarter compared to the March 2013 quarter, despite $90 million of lost revenue due to weather-related cancellations. Traffic increased 3.5 percent on a 1.7 percent increase in capacity.

•	Passenger revenue increased 5 percent, or $357 million, compared to the prior year period. Passenger unit revenue (PRASM) increased 3.2 percent year over year with a 1.3 percent improvement in yield.

•	Cargo revenue decreased 9 percent, or $21 million, driven by lower freight volumes and lower yields.

•	Other revenue increased 8 percent, or $80 million, driven by higher joint venture and SkyMiles revenues.

Comparisons of revenue-related statistics are as follows:

		Increase (Decrease)
		1Q14 versus 1Q13
		Change	Unit
Passenger Revenue	1Q14 ($M)	YOY	Revenue	Yield	Capacity
Domestic	3,734	9.4%	7.4%	5.3%	1.8%
Atlantic	1,008	(1.0) %	0.5%	(0.3) %	(1.5) %
Pacific	827	(5.3) %	(5.0) %	(5.4) %	(0.3) %
Latin America	655	18.1%	(0.1) %	(1.6) %	18.3%
Total mainline	6,224	6.2%	3.6%	2.1%	2.5%
Regional	1,453	(0.5) %	3.8%	0.1%	(4.1) %
Consolidated	7,677	4.9%	3.2%	1.3%	1.7%

“March quarter's top line growth of 5 percent shows the strength of Delta's revenue momentum even through the revenue loss from weather and a shift of the Easter holiday traffic into April,” said Ed Bastian, Delta’s president. "We see continued revenue strength as we move through the year from corporate revenue gains, the benefits of the Virgin Atlantic joint venture and improved ancillary revenues. These initiatives, coupled with a solid demand environment, should lead to unit revenue growth in the mid-single digits for the June quarter."

Cost Performance

Total operating expense in the quarter increased $18 million year-over-year driven by the impact of employee investments including $79 million higher profit sharing expense. These cost increases were almost fully offset by lower fuel expense, savings from Delta’s structural cost initiatives, and receipt of a $25 million insurance claim related to Superstorm Sandy.

Consolidated unit cost excluding fuel expense, profit sharing and special items (CASM-Ex2), was 0.3 percent higher in the March 2014 quarter on a year-over-year basis, driven by the impact of employee investments and 1 point of pressure from weather-related cancellations. GAAP consolidated CASM decreased 1.4 percent.

2

Fuel expense, excluding mark-to-market adjustments, declined $167 million as a result of lower market fuel prices and better settled hedge performance. Delta’s average fuel price3 was $3.03 per gallon for the March quarter, which includes $107 million in settled hedge gains. On a GAAP basis, consolidated fuel expense for the March quarter decreased $109 million year-over-year, driven by lower market fuel prices and mark-to-market adjustments on fuel hedges.

Operations at the Trainer refinery produced a $41 million loss for the March quarter as a result of the same lower market fuel prices that lowered Delta’s overall fuel spend. During the quarter, one of the major crude units at the refinery was taken offline for scheduled modifications which lowered throughput levels. These modifications will yield a higher level of jet and diesel distillates going forward and improve the profitability of Trainer. In addition, refinery profitability was negatively impacted by an increase in Renewable Identification Numbers (RINs) expense.

Non-operating expense for the quarter increased by $66 million, driven by a $31 million seasonal loss associated with Delta’s 49% ownership stake in Virgin Atlantic, an $18 million loss on extinguishment of debt driven by Delta’s debt reduction initiatives, and $39 million higher foreign exchange impact, including a $23 million loss associated with the devaluation of the Venezuelan currency. These losses were offset by $34 million lower interest expense.

"The March quarter marks another quarter with non-fuel unit cost growth below 2 percent, and the growing momentum of our domestic refleeting and other cost initiatives provide the platform to maintain this performance," said Paul Jacobson, Delta's chief financial officer. "We are addressing all parts of our cost base through executing our structural cost initiatives, lowering our fuel expense with the refinery and hedging, and reducing our interest burden with additional debt reduction."

Cash Flow

Cash from operations during the March 2014 quarter was $951 million, driven by the company’s March quarter profit and the normal seasonal increase in advance ticket sales. Cash from operations is net of $605 million of contributions made by Delta to its defined benefit pension plans during the quarter. The company generated $390 million of free cash flow.

Capital expenditures during the March 2014 quarter were $570 million, including $514 million in fleet investments. During the quarter, Delta’s net debt maturities and capital leases were $353 million.

In the March quarter, the company returned $176 million to shareholders. On March 14, the company paid $51 million to shareholders, which represents a $0.06 per share quarterly dividend. In addition, the company repurchased four million shares at an average price of $30.94 for a total of $125 million. The company has completed $375 million of the $500 million share repurchase plan authorized by Delta’s Board of Directors in May 2013.

Delta ended the quarter with $5.6 billion of unrestricted liquidity and adjusted net debt of $9.1 billion. The company has now achieved nearly $8 billion in net debt reduction since 2009.

3

June 2014 Quarter Guidance

Following are Delta’s projections for the June 2014 quarter:

2Q 2014 Forecast

Operating margin	14% – 16%
Fuel price, including taxes, settled hedges and refinery impact	$2.97 – $3.02

2Q 2014 Forecast (compared to 2Q 2013)

Consolidated unit costs – excluding fuel expense and profit sharing	Up 0% – 2%
System capacity	Up 2% – 3%

Company Highlights

Delta has a strong commitment to its employees, customers and the communities it serves. Key accomplishments in the March 2014 quarter include:

•	Recognizing the achievements of Delta employees toward meeting the company’s financial and operational goals with $114 million of incentives so far this year, including $99 million in employee profit sharing and $15 million in Shared Rewards;

•	Ranking in Fortune’s Top 50 of the World’s Most Admired Companies for the first time in the company’s history, and named as World’s Most Admired Airline for the third time in four years;

•	Unveiling of new SkyMiles program that will take effect in 2015 that will better reward our most valuable customers for what they spend instead of distance flown. Delta is the first of the legacy carriers to make this transition to a revenue-based model;

•	Launching of immunized joint venture with Virgin Atlantic allowing coordination on pricing and scheduling, and also co-locating London Heathrow departures to Boston, New York JFK, and Seattle to Terminal 3 at Heathrow to enhance the customer experience.

•	Supporting the communities served through the Habitat for Humanity International partnership and building 10 homes in four days on a Global Build in the Philippines. This marks the ninth year that Delta has partnered with Habitat for Humanity on a Global Build.

4

Special Items

Delta recorded a net $68 million special items charge in the March 2014 quarter, including:

•	a $31 million charge associated with Delta’s domestic fleet restructuring;

•	a $21 million mark-to-market adjustment on fuel hedges; and

•	a $16 million charge for debt extinguishment and other.

Delta recorded a net $78 million special items charge in the March 2013 quarter, including:

•	a $102 million charge for facilities, fleet and other, primarily associated with Delta’s domestic fleet restructuring; and

•	a $24 million mark-to-market adjustment on fuel hedges.

Other Matters

Included with this press release are Delta’s unaudited Consolidated Statements of Operations for the three months ended March 31, 2014 and 2013; a statistical summary for those periods; selected balance sheet data as of March 31, 2014 and December 31, 2013; and a reconciliation of non-GAAP financial measures.

About Delta

Delta Air Lines serves nearly 165 million customers each year. This year, Delta was named the 2014 Airline of the Year by Air Transport World magazine and was named to FORTUNE magazine’s top 50 Most Admired Companies in addition to being named the most admired airline for the third time in four years. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 319 destinations in 57 countries on six continents. Headquartered in Atlanta, Delta employs nearly 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia as well as a newly formed joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Minneapolis-St. Paul, New York-JFK, New York-LaGuardia, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. Delta has invested billions of dollars in airport facilities, global products, services and technology to enhance the customer experience in the air and on the ground. Additional information is available on delta.com, Twitter @Delta, Google.com/+Delta, Facebook.com/delta and Delta’s blog takingoff.delta.com.

End Notes

(1)	Note A to the attached Consolidated Statements of Operations provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

(2)	CASM - Ex: In addition to fuel expense, profit sharing and special items, Delta believes excluding ancillary business costs is helpful to investors because ancillary business costs are not related to the generation of a seat mile. These businesses include aircraft maintenance and staffing services Delta provides to third parties and Delta's vacation wholesale operations. The amounts excluded were $184 million and $185 million for the March 2014 and March 2013 quarters, respectively. Management believes this methodology provides a more consistent and comparable reflection of Delta's airline operations.

(3)	Average fuel price per gallon: Delta's March 2014 quarter average fuel price of $3.03 per gallon reflects the consolidated cost per gallon for mainline and regional operations, including contract carrier operations, and includes the impact of fuel hedge contracts with original maturity dates in the March 2014 quarter. On a GAAP basis, fuel price includes $34 million in fuel hedge mark-to-market adjustments recorded in periods other than the settlement period. The net refinery loss for the quarter was $41 million. See Note A for a reconciliation of average fuel price per gallon to the comparable GAAP metric.
5

Forward-looking Statements

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the availability of aircraft fuel; the impact of posting collateral in connection with our fuel hedge contracts; the impact of significant funding obligations with respect to defined benefit pension plans;  the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our dependence on technology in our operations; disruptions or security breaches of our information technology infrastructure; the ability of our credit card processors to take significant holdbacks in certain circumstances; the possible effects of accidents involving our aircraft; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; failure or inability of insurance to cover a significant liability at the Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain management and key employees; competitive conditions in the airline industry; the effects of extensive government regulation on our business; the effects of terrorist attacks; the effects of the rapid spread of contagious illnesses; and the costs associated with war risk insurance.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of April 23, 2014, and which we have no current intention to update.

6

DELTA AIR LINES, INC.

Consolidated Statements of Operations

Unaudited

	Three Months Ended Mar. 31,
(in millions, except per share data)	2014	2013	$ Change	% Change
Operating Revenue:
Passenger:
Mainline	$6,224	$5,860	$364	6%
Regional carriers	1,453	1,460	(7)	–%
Total passenger revenue	7,677	7,320	357	5%
Cargo	217	238	(21)	(9)%
Other	1,022	942	80	8%
Total operating revenue	8,916	8,500	416	5%

Operating Expense:
Aircraft fuel and related taxes	2,226	2,289	(63)	(3)%
Salaries and related costs	1,969	1,911	58	3%
Regional carrier expense
Fuel	473	519	(46)	(9)%
Other	846	880	(34)	(4)%
Aircraft maintenance materials and outside repairs	448	491	(43)	(9)%
Depreciation and amortization	442	405	37	9%
Contracted services	427	401	26	6%
Passenger commissions and other selling expenses	373	357	16	4%
Landing fees and other rents	341	323	18	6%
Passenger service	173	164	9	5%
Profit sharing	99	20	79	NM
Aircraft rent	51	60	(9)	(15)%
Restructuring and other items	49	102	(53)	NM
Other	379	356	23	6%
Total operating expense	8,296	8,278	18	–%

Operating Income	620	222	398	NM

Other (Expense) Income:
Interest expense, net	(165)	(178)	13	(7)%
Amortization of debt discount, net	(21)	(42)	21	(50)%
Loss on extinguishment of debt	(18)	–	(18)	(100)%
Miscellaneous, net	(81)	1	(82)	NM
Total other expense, net	(285)	(219)	(66)	30%

Income Before Income Taxes	335	3	332	NM

Income Tax (Provision) Benefit	(122)	4	(126)	NM

Net Income	$213	$7	$206	NM

Basic Earnings Per Share	$0.25	$0.01
Diluted Earnings Per Share	$0.25	$0.01

Basic Weighted Average Shares Outstanding	844	848
Diluted Weighted Average Shares Outstanding	853	855

7

DELTA AIR LINES, INC.

Selected Balance Sheet Data

(in millions)	March 31, 2014	December 31, 2013
	(Unaudited)
Cash and cash equivalents	$2,699	$2,844
Short-term investments	959	959
Restricted cash, cash equivalents and short-term investments	125	122
Total assets	52,167	52,252
Total debt and capital leases, including current maturities	11,044	11,342
Total stockholders' equity	11,641	11,643

DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended March 31,
	2014	2013	Change
Consolidated:
Revenue passenger miles (millions)	44,601	43,078	4%
Available seat miles (millions)	53,904	53,022	2%
Passenger mile yield (cents)	17.21	16.99	1%
Passenger revenue per available seat mile (cents)	14.24	13.80	3%
Operating cost per available seat mile (cents)	15.39	15.61	(1)%
CASM-Ex - see Note A (cents)	9.77	9.75	–%
Passenger load factor	82.7%	81.2%	1.5	pts
Fuel gallons consumed (millions)	881	875	1%
Average price per fuel gallon, adjusted - see Note A	$3.03	$3.24	(6)%
Number of aircraft in fleet, end of period	909	719	190
Full-time equivalent employees, end of period	78,870	73,430	7%

Mainline:
Revenue passenger miles (millions)	39,567	38,018	4%
Available seat miles (millions)	47,361	46,202	3%
Operating cost per available seat mile (cents)	14.33	14.53	(1)%
CASM-Ex - see Note A (cents)	9.09	9.03	1%
Fuel gallons consumed (millions)	729	716	2%
Average price per fuel gallon, adjusted - see Note A	$3.00	$3.22	(7)%
Number of aircraft in fleet, end of period	745	719	26

Note: except for full-time equivalent employees and number of aircraft in fleet, consolidated data presented includes operations under Delta’s contract carrier arrangements.

8

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"). Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be estimated at this time.

Net Income and Pre-Tax Income, excluding special items. Delta excludes special items from net income and pre-tax income because management believes the exclusion of these items is helpful to investors to evaluate the company’s recurring core operational performance in the periods shown. Therefore, we adjust for these amounts to arrive at more meaningful financial measures. Special items excluded in the tables below showing the reconciliation of net income are:

(a)	Mark-to-market adjustments on fuel hedges recorded in periods other than the settlement period ("MTM adjustments"). MTM adjustments are based on market prices at the end of the reporting period for contracts settling in future periods. Such market prices are not necessarily indicative of the actual future value of the underlying hedge in the contract settlement period. Therefore, excluding these adjustments allows investors to better understand and analyze the company's core operational performance in the periods shown.

(b)	Restructuring and other items. Because of the variability in restructuring and other items, the exclusion of this item is helpful to investors to analyze the company’s recurring core operational performance in the period shown.

(c)	Loss on extinguishment of debt and other. Because of the variability in loss on extinguishment of debt and other, the exclusion of this item is helpful to investors to analyze the company’s recurring core operational performance in the period shown.

(d)	Income tax. We project that our annual effective tax rate for 2014 will be approximately 38%. Accordingly, this adjustment represents the income tax effect associated with our special items. We believe this adjustment allows investors to better understand and analyze the company’s core operational performance in the periods shown.

	Three Months ended
	March 31, 2014			Net Income Per Diluted Share
	Pre-Tax	Income	Net	Three Months ended
	Income	Tax	Income	March 31, 2014
GAAP	$335	$(122)	$213	$0.25
Items excluded:
MTM adjustments	34	(13)	21
Restructuring and other items	49	(18)	31
Loss on extinguishment of debt and other	26	(10)	16
Total items excluded	109	(41)	68	0.08
Non-GAAP	$444	$(163)	$281	$0.33

	Three Months ended
	March 31, 2013			Net Income Per Diluted Share
	Pre-Tax	Income	Net	Three Months ended
	Income	Tax	Income	March 31, 2013
GAAP	$3	$4	$7	$0.01
Items excluded:
MTM adjustments	(24)	–	(24)
Restructuring and other items	102	–	102
Total items excluded	78	–	78	0.09
Non-GAAP	$81	$4	$85	$0.10

9

Fuel Expense, Adjusted and Average Fuel Price per Gallon Adjusted. The tables below show the components of fuel expense, including the impact of the refinery and hedging on fuel expense and average price per gallon. We then exclude MTM adjustments from total fuel expense and average price per gallon because, as described above, excluding these adjustments allows investors to better understand and analyze Delta's costs for the periods reported.

Consolidated:

			Average Price Per Gallon
	Three Months Ended		Three Months Ended
	March 31,		March 31,
(in millions, except per gallon data)	2014	2013	2014	2013
Fuel purchase cost	$2,731	$2,844	$3.09	$3.25
Airline segment fuel hedge gains	(73)	(58)	(0.08)	(0.06)
Refinery segment impact	41	22	0.05	0.02
Total fuel expense	$2,699	$2,808	$3.06	$3.21
MTM adjustments	(34)	24	(0.03)	0.03
Total fuel expense, adjusted	$2,665	$2,832	$3.03	$3.24

Mainline:

	Three Months Ended March 31,
	2014	2013
Mainline average price per gallon	$3.05	$3.19
MTM adjustments	(0.05)	0.03
Mainline average price per gallon, adjusted	$3.00	$3.22

Cost per Available Seat Mile or Non-Fuel Unit Cost ("CASM-Ex"). We exclude the following items from consolidated and mainline CASM to evaluate the company’s core cost performance:

•	Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year non-fuel financial performance. The exclusion of aircraft fuel and related taxes (including our regional carriers under capacity purchase arrangements) allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

•	Ancillary businesses. Our ancillary businesses include aircraft maintenance and staffing services we provide to third parties and our vacation wholesale operations. Because these businesses are not related to the generation of a seat mile, we exclude the costs related to these businesses to provide a more meaningful comparison of the costs of our airline operations to the rest of the airline industry.

•	Profit sharing. We exclude profit sharing because this exclusion allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

•	Restructuring and other items and MTM adjustments. We exclude restructuring and other items for the same reasons described above under the heading Net Income and Pre-Tax Income, excluding special items.

Consolidated CASM-Ex:

	Three Months Ended
	March 31, 2014	March 31, 2013
CASM (cents)	15.39	15.61
Items excluded:
Aircraft fuel and related taxes	(5.01)	(5.28)
Ancillary businesses	(0.34)	(0.35)
Profit sharing	(0.18)	(0.04)
Restructuring and other items	(0.09)	(0.19)
CASM-Ex	9.77	9.75

Mainline CASM-Ex:

	Three Months Ended
	March 31, 2014	March 31, 2013
CASM (cents)	14.33	14.53
Items excluded:
Aircraft fuel and related taxes	(4.69)	(4.95)
Ancillary businesses	(0.33)	(0.35)
Profit Sharing	(0.21)	(0.04)
Restructuring and other items	(0.01)	(0.16)
Mainline CASM-Ex	9.09	9.03

10

Adjusted Net Debt: Delta uses adjusted total debt, including aircraft rent, in addition to long-term adjusted debt and capital leases, to present estimated financial obligations. Delta reduces adjusted total debt by cash, cash equivalents, and short-term investments, resulting in adjusted net debt to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company’s overall debt profile.

	Three Months Ended		Year Ended
(in billions)	March 31, 2014		December 31, 2009
Debt and capital lease obligations	$11.0		$17.2
Plus: unamortized discount, net	0.4		1.1
Adjusted debt and capital lease obligations		$11.4		$18.3
Plus: 7x last twelve months' aircraft rent		1.4		3.4
Adjusted total debt		12.8		21.7
Less: cash, cash equivalents and short-term investments		(3.7)		(4.7)
Adjusted net debt		$9.1		$17.0

Free Cash Flow: Delta presents free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives.

(in millions)	Three Months Ended March 31, 2014
Net cash provided by operating activities	$951
Net cash used in investing activities and other	(561)
Total free cash flow	390

Capital Expenditures, Net: Delta presents net capital expenditures because management believes this metric is helpful to investors to evaluate the company's investing activities.

(in millions)	Three Months Ended March 31, 2014
Flight equipment, including advance payments (GAAP)	$514
Ground property and equipment, including technology (GAAP)	100
Adjustment:
Virgin Atlantic distribution	(44)
Capital expenditures, net	$570

Net Debt Maturities and Capital Leases: Delta presents net debt maturities and capital leases because management believes this metric is helpful to investors to evaluate the company's debt related activities and cash flows.

(in millions)	Three Months Ended March 31, 2014
Payments on long-term debt and capital leases	$412
Proceeds from long-term obligations	(59)
Net debt maturities and capital leases	353

11